Exhibit 10.6

FIELDSTONE

September 1, 2003	FIELDSTONE MORTGAGE COMPANY 11000 BROKEN LAND PARKWAY. SUITE 600 COLUMBIA, MARYLAND 21044 TELEPHONE (410) 772 7211 FACSIMILE (443) 367 2060

Mr. Michael J. Sonnenfeld
3531 Mt. Zion Road
Upperco, Maryland 21155

Re:
Senior Manager Employment Agreement

Dear Michael:

        This cover letter sets forth the specific terms for you under the Senior Manager Employment Agreement (the "Agreement") between you and Fieldstone Mortgage Company ("Fieldstone" or the "Company"). The Agreement is attached to this letter. The Agreement, including the terms of this cover letter, and the Company's Employee Handbook, as amended, contain the complete terms of your employment contract with Fieldstone. The Agreement, Including These Terms, Is Only Effective On Completion Of the sale of shares of the common stock of Fieldstone Investment Corporation in a private offering under Rule 144a and other available exemptions under the Securities Act of 1933 prior to December 31, 2003.

        I am very pleased to confirm that you are offered the following employment terms for your Senior Manager Employment Agreement:

Position:	President and Chief Executive Officer
Duties:	Manage all aspects of the Company's business
Report To:	Chairman of the Board of Directors
End Date:	December 31, 2006
Office(s):	Columbia, Maryland
Base Salary:	$375,000
Bonus: if you achieve the specific criteria for a bonus established by Fieldstone each year, then you will be eligible to receive up to the following bonus amounts:
$375,000 annually, based on the company achieving Return on Equity targets established by the Board of Directors; provided, that $187,500 of this amount in 2004 will not be available if the Company's resale registration statement is not filed on or before April 30, 2004
25% of your earned bonus may be paid by issuance of common stock of the Company
Vacation:	4 weeks
Competition Region:	The entire United States of America
Competition Period:	During the Employment Period, the Extended Severance Period and the Post Termination Period, if any
Extended Severance Term:	24 months
Extended Severance Amount:	You will receive monthly payments equal to 1/12 of your base salary for the term of the extended severance period, plus you will receive an additional monthly payment equal to 1/12 of $625,000

        These terms are in effect for the balance of 2003 on a pro rata basis and for 2004. These terms are also in effect for years after 2004 unless we have agreed in writing to different terms by delivery to you of a revised version of this cover letter.

        The attached Agreement is modified such that the definition of "Cause" set forth therein is replaced with the following definition:

          "Cause" for termination means (i) the commission by the Employee of a felony or the intentional commission by the Employee of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates, for which the Company has proof was committed by the Employee or (ii) the willful and continued failure by the Employee to substantially perform his duties hereunder (other than any such failure resulting from the Employee's incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Employee has not substantially performed his duties. Any failure or breach resulting from the Employee's Disability shall not constitute Cause.

          For purposes of this provision, no act or failure to act, on the part of the Employee, shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. The cessation of employment of the Employee shall not be deemed to be for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

        Thank you for your continued commitment to building Fieldstone and your dedication to our shared success. If you have any questions regarding the above, please call me at (410) 772-7211. I look forward to your continued success as part of Team Fieldstone in the future.

        Please sign a copy of this letter in the space below indicating your agreement to the terms of the Senior Manager Employment Agreement between you and Fieldstone, including the terms outlined in this cover letter, and send the signed copy to me at the above address.

Sincerely,	AGREED AND ACCEPTED
/s/ Robert G. Partlow Robert G. Partlow C.F.O.	/s/ Michael J. Sonnenfeld Michael J. Sonnenfeld	11-13-03 Date:

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